Exhibit 4
Montevideo, January 18, 2007
Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549
United States of America
Ladies and Gentlemen:
     I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s invitation (the “Invitation”) to exchange certain outstanding bonds (collectively, the “Eligible Bonds”) of the Republic for up to U.S.$600,000,000 U.S. Dollar 8.00% Bonds due 2022 (the “2022 Global Bonds”) or U.S. Dollar 7.625% Bonds due 2036 (the “2036 Global Bonds,” together with the 2022 Global Bonds, the “New Reopened Bonds”), issued pursuant to a registration statement (No. 333-134515) (“the Registration Statement”) initially filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”) and pursuant to an indenture, (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee.
     In arriving at the opinions expressed below, I have reviewed the following:
     (i) the Registration Statement and the related Prospectus dated June 5, 2006, as supplemented by the prospectus supplement dated October 19, 2006 relating to the New Reopened Bonds, each as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;
     (ii) a copy of the executed Indenture;
     (iii) a copy of the New Reopened Bonds in global form, as executed by the Republic;
     (iv) all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of each of Uruguay and Banco Central, under which the issuance of the New Reopened Bonds has been authorized, including but not limited to the following (English translations of which have been filed as part of Exhibit 3 to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2005):
1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)	Law 16.696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50,

3)	Law 17.296 dated February 21, 2001, in particular Articles 602, 604, 606 and 610 and

4)	Law 17.947 dated January 8, 2006;
     (v) the following decrees of the Republic, resolution of Banco Central and resolutions of the Ministry of Economy and Finance under which the issuance of the New Reopened Bonds has been authorized (English translations of which are attached as exhibits hereto):
1)	Decree No 383/006 of the Executive Power of the Republic, dated October 18, 2006 as amended by Decree N° 398/006 of the Executive Power of the Republic, dated October 30, 2006,

2)	Resolution D/694/2006 of the Board of Directors of Banco Central, dated October 18, 2006 and

3)	the Resolutions of the Ministry of Economy and Finance dated October 19, 2006 and November 13, 2006 and
     (vi) all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.
     It is my opinion that under, and with respect to, the present laws of the Republic, the New Reopened Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

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     I hereby consent to the filing of this opinion as an exhibit to Amendment No. 8 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2005. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Enrique Guerra
Dr. Enrique Guerra
Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

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MINISTRY OF ECONOMY AND FINANCE
Montevideo, October 18, 2006
IN VIEW OF : The Executive Authority is endeavoring to administer its debt with a view to optimize the structure of its maturities.
WHEREAS: I) That in this respect the Ministry of Economy and Finance has issued, through its Debt Management Unit, an invitation to a group of specialized companies for the purpose of receiving proposals for improvement of maturities profile of national public debt. Out of all the proposals received the most convenient proved to be those of Citigroup Global Markets Inc., UBS Investment Bank and Morgan Stanley & Co. Incorporated.
                              II) That in order to obtain better results from this transaction, it was decided to request said companies to draw up a joint proposal, which was duly presented and proved to be satisfactory.
CONSIDERING: I) The fact that said proposal is targeted towards the improvement of national public debt profile as well as increasing the share of debt denominated in national currency
                              II) The fact that, for this purpose, it is deemed convenient to present to holders of certain Treasury Bonds a proposal for purchase and exchange of bonds so as to extend the debt term profile
                              III) The fact that in order to proceed with the proposal it is necessary to extend the issues as herein below.
PURSUANT TO: What was set forth in literal g) or article 33 of TOCAF 1996, Act no 17,947 dated January 9, 2006 and the report by the Debt Management Unit of the Ministry of Economy and Finance.
THE PRESIDENT OF THE REPUBLIC
DECREES:
i/AA/cec.    ARTICLE 1 — The extension to the equivalent of US$300.000.000 (three hundred million United States Dollars) of the so-called “Global Bonds in Readjustable Pesos 2nd Series” with maturity in 2018 which has the characteristics set forth by Decree No 313/06 dated 6 September 2006, with the exception of the first date for interest payment and price offer to the public. The Bonds resulting from this extension shall have a minimum denomination of Pesos:1.00.
ARTICLE 2 — The extension up to the sum of US$500.000.000 (five hundred million United States dollars) of the so-called “Global Bonds 2036 (7,625%)”, in United States dollars with maturity on 21 March 2036, the issue whereof was determined by Decree No 70/006 dated 10 March 2006 with fixed annual 7,635% interest rate and under conditions equal to those set forth in the mentioned issue, with exception of the first interest payment date and the price of offer to the public. The Bonds resulting from the current extension shall have a minimum denomination of US$1,00 (one United States dollar).
ARTICLE 3 — The authorization for the purchase and exchange, up to the amounts and under the conditions set forth by the Ministry of Economy and Finance according to the offers received as per Prospect to be approved by said State Department, of all Treasury Bond Series issued by the Republic of Uruguay under foreign law with maturity as from 2008 up to and until 2019 inclusive issued in United States dollars with maturities on 2027 (7,875%), exception being made of those detailed herein below.

     That Bonds issued in United States dollars with maturity 2017 (9,25%); Bonds in Euros with maturities on 2016 (6,875%), those issued in Yens with maturity in the year 2011 (2,5%); and those issued in Chilean re-adjustable pesos with maturity 2016 (6,375%) be exempt from purchase and exchange as set forth in the above paragraph.
     That exchange is to be made against Global Bonds 2022 (8,000%) in United States dollars, with maturity on 18 November 2022, the issue whereof was determined as per Decree 476/05 on 15 November 2005 and the securities detailed in art. 2 of this Decree.
ARTICLE 4 — Amount. That the amount of the extensions as per the preceding articles be whatever amount proves necessary to cover the demands accepted as per this Decree.
ARTICLE 5 — That the Ministry of Economy and Finance and the Central Bank of Uruguay, be hereby authorized indistinctly, to negotiate and execute, in representation of Uruguay, the contracts and documents that be required for the placement and issuance of Bonds.-
     That the Central Bank of Uruguay, a State Financial Agent, conduct the procedures required for the effective implementation of the operation.
     That representation in the name of the Ministry of Economy and Finance be indistinctly exercised by Economists Mario Bergara and Carlos Sténeri.
ARTICLE 6 — Be it the responsibility of Dr. Enrique Guerra, as Legal Council of the Ministry of Economy and Finance, to draft and sign the pertinent legal opinions concerning the commitments undertaken by Uruguay.
     Be it the responsibility of the Deputy Head of the General Secretariat of the Ministry of Economy and Finance, Accountant Susana Díaz, to issue all other testimonials and certifications as required thereto.-
ARTICLE 7 — Be it notified, published, etc.-

(Signed) Danilo Astori	Dr. Tabaré Vázquez
President of Uruguay
Montevideo, October 18th, 2006
The foregoing is a true translation of Decree No 383/006, dated October 18th, 2006.

By:	/s/ Susana Díaz
	Name:	Susana Díaz
	Title:	Deputy Head of the General Secretariat of the Ministry of Economy and Finance

MINISTRY OF ECONOMY AND FINANCE
Montevideo, October 30, 2006

06/05/001/60/250	IN VIEW OF: Decree No 383/006, dated 18 October 2006.-

WHEREAS: I) the fact that said Decree has authorized the purchase and exchange of Treasury Bond Series as per the mentioned Decree, up to the amounts and under the conditions set forth by the Ministry of Economy and Finance, in line with the offers received as per the respective prospectus.

II) the fact that authorization was thereby given to the mentioned exchange for Global Bonds 2022 (8,000%) and Global Bonds 2036 (7,625%).

CONSIDERING: I) the good response of international markets to the purchase and exchange proposal.

II) that in order to proceed with the mentioned proposal it is necessary to authorize a new extension of the Treasury Bonds as set forth in Clause II above.

PURSUANT TO: that set forth in literal g) of article 33 of TOCAF, Act No 17,947 dated January 8, 2006 and the report by the Debt Management Unit of the Ministry of Economy and Finance.

THE PRESIDENT OF THE REPUBLIC

DECREES:

AA/cec.	ARTICLE 1- The extension up to the equivalent of US$606.000.000 (six hundred and six million United States Dollars) of the so-called “Global Bonds 2002” (8,000%)” in United States dollars, with maturity on November 18, 2022 the launching whereof was decided by Decree 476/05 dated 15 November 2005, with fixed annual interest rate of 8,000% and under equal conditions to those set forth in the mentioned issue, the exception being the first date for interest payment and price of offer to the public. The Bonds resulting from this extension shall have a minimum denomination of Pesos: 1.00(one United States dollar)

ARTICLE 2- The extension up to the sum of US$300.000.000 (three hundred million United States Dollars) of the so-called “Global Bonds 2036 (7,625%)”, in United States dollars, with maturity in 21 March 2036 the issue whereof was determined by Decree No 70/006 dated 10 March 2006 with fixed annual

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7,625% interest rate and under conditions equal to those set forth in the mentioned issue, the exception being the first interest payment date and the price of offer to the public. The Bonds resulting from the current extension shall have a minimum denomination of US$ 1.00 (one United States dollar).

ARTICLE 3- Amount. That the amount of the extensions as per the preceding articles be whatever amount proves necessary to cover the demands accepted as per the procedure set forth by this Decree as well as Decree No 383/006.-

ARTICLE 4.- That the Ministry of Economy and Finance and the Central Bank of Uruguay, be hereby authorized indistinctly, to proceed with the offer and negotiate, approve and underwrite, in representation of Uruguay, the contracts and documents that be required for execution of the operations hereby decreed.

The Central Bank of Uruguay, as State Financial Agent, shall be responsible for the procedures required in the effective implementation of the operation.

That representation in the name of the Ministry of Economy and Finance be indistinctly exercised by Economists Mario Bergara and Carlos Sténeri.

ARTICLE 5.- Be it the responsibility of Dr. Enrique Guerra, as Legal Council of the Ministry of Economy and Finance, to draft and sign the pertinent legal opinions concerning the commitments undertaken by Uruguay.

Be it the responsibility of the Deputy Head of the General Secretariat of the Ministry of Economy and Finance, Accountant Susana Díaz, to issue all other testimonials and certifications as required thereto.-

ARTICLE 6- Be it notified, published, etc.-

(Signed) Danilo Astori Dr. Tabaré Vázquez President of Uruguay
Montevideo, October 31st, 2006
The foregoing is a true translation of Decree No 398/006. dated October 30th, 2006.

By:	/s/ Susana Díaz
	Name:	Susana Díaz
	Title:	Deputy Head of the General Secretariat of the Ministry of Economy and Finance

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Transcript No 1099/2006
The Secretary General of Banco Central hereby certifies that in the meeting of its Board of Directors held on October 18, 2006, the following resolution was adopted-: “D/694/2006 — TREASURY BONDS EXCHANGE OPERATION — DECREE Nr. 383/006 OF OCTOBER 18, 2006. — IN VIEW OF: the Treasury Bond exchange operation ordered by the Executive Power through Decree Nr. 383/006 dated today. WHEREAS: I) in order that said operation may be performed, and according to the provisions of the above mentioned Decree, the Executive Power ordered the extension of those Treasury Bonds issues called “Global Bonds in Adjustable Pesos—2nd Series”, due 2018, and “2036 Global Bonds (7.625%)”, respectively ordered by Decrees Nr. 313/006 of September 6, 2006 and Nr. 70/006 of March 10, 2006. II) moreover, 2022 Global Bonds (8.000%) in US Dollars, issued in accordance with Decree Nr. 476/005 of November 15, 2005, are also included in the exchange. III) said Decree has included as eligible securities for the exchange a set of Treasury Bonds Series governed by foreign law due from 2008 through 2019 , as well as the Series issued in US Dollars due 2027 (7.875%). IV) the exchange shall be made in the amounts and under the conditions to be determined by the Ministry of Economy and Finance, according to the offers that may be received within the corresponding period. CONSIDERING: that without prejudice to the duties assumed directly by the State— the Executive Power through the Public Debt Management Unit of the Ministry of Economy and Finance created by Decree Nr. 298/005 of December 26, 2005-, Banco Central del Uruguay, through its Monetary Policy and Operations Management, shall implement the necessary operative aspects that enable the perfection and execution of the ordered extension and exchange of securities. PURSUANT TO: the provisions set forth in Articles 50 of Law 16696 of March 30, 1995, IT IS RESOLVED: 1)To be informed of the exchange operation of Treasury Bonds governed by foreign law ordered by the Executive Power through Decree Nr. 383/006 of October 18, 2006.2) To instruct the Monetary Policy and Operations Management to perform all the actions and operations that may be necessary to perfect and execute the ordered issue extensions and the exchange of eligible securities up to the amounts and under the conditions determined by the Ministry of Economy and Finance.”
This transcript is issued in Montevideo, on the twentieth of October, two thousand and six, for the pertinent purposes.
/signed/ Aureliano Berro
         Secretary General
/seal/
October 20, 2006.
The foregoing is a true translation of Resolution D/694/2006 of the Banco Central del Uruguay.

By:	/s/ Aureliano Berro
	Name:	Aureliano Berro
	Title:	Secretary General

IN VIEW OF: Decree No 383/006 dated October 18, 2006 determines the extension of Treasury Bond issues indicated therein as well as the authorization to proceed with the purchase and exchange of Treasury Bonds.
WHEREAS: I. That the mentioned Decree authorizes the Ministry of Economy and Finance to negotiate, approve and underwrite, in representation of the Republic of Uruguay, the contracts, prospectus and documents required for the transactions to be undertaken as per the mentioned Decree.
                    II. That the issue shall be launched within the framework of the contract denominated “Trust Indenture”, dated 29 May 2003, whereby The Bank of New York assumes the role of Trustee, Payment and Registration Agent.
CONSIDERING: I. The fact that it is necessary to underwrite the corresponding documents, among them those entitled “Underwriting Agreement”, “Purchasing Agreement” and “Dealer Management Agreement” to be entered into with Citigroup Global Markets Inc., UBS Investment Bank and Morgan Stanley & Co. Incorporated.
                    II. The fact that as per Decree No 383/006 dated October 18, 2006 Economists Mario Bergara and Carlos Sténeri have been appointed indistinctly and in name of the Ministry of Economy and Finance, to represent the Republic of Uruguay for the purpose of underwriting the contracts and documents required for said transaction.
PURSUANT TO: The foregoing and that set forth in article 33, literal g) of TOCAF 1996 and Acts 17.761, dated 12 May 2004 and 17.947 dated 8 January 2006
The Minister of Economy and Finance
RESOLVES:
1)	The approval of contracts denominated “Underwriting Agreement”, “Purchasing Agreement” and “Dealer Management Agreement” to be underwritten with Citigroup Global Markets Inc., UBS Investment Bank and Morgan Stanley & Co. Incorporated, as well as prospectus and other documents required for the purpose of implementing the issue, purchase and exchange as per Decree No 383/006 dated 18 October 2006, hereby authorizing signers appointed as per the Whereas Clause II to complete the percentage of commissions and estimate of the outlays which are part of this offer.

2)	Be it published, etc.
Montevideo, October 19th, 2006
The foregoing is a true translation of Resolution, dated October 19th, 2006.

By:	/s/ Susana Díaz
	Name:	Susana Díaz
	Title:	Deputy Head of the General Secretariat of the Ministry of Economy and Finance

Montevideo, November 13, 2006
IN VIEW OF: that set forth by Decrees No 383/06 dated 19 October 2006 and No 398/06 dated 30 October 2006.
WHERAS:             1)  The mentioned Decree authorizes the Ministry of Economy and Finance to offer the exchange and purchase of Treasury
Bonds issued by Uruguay (Eligible Bonds), through the issuance of the Treasury Bonds Series indicated therein.
2)  It furthermore authorizes this Department of State to approve the exchange and purchase of the Bonds issued by
Uruguay as per the proposals received
CONSIDERING:  1)  That as from October 19 of the current year, proposals have been received for the exchange and purchase of the total amount of Eligible Bonds offered by Uruguay
2)  That the operation requires authorization in conformity with that set forth by the mentioned regulations
PURSUANT TO:  the foregoing.
The Minister of Economy and Finance
Resolves
1)	That exchange of Treasury Bonds Series 2022 (8%) up to a total amount of de US$ 604.900.000 (six hundred and four million, nine hundred thousand United States dollars) proceed as per the details set forth in the appended Annex.

2)	That the exchange of Treasury Bonds Series 2036 (7.625%) up to a total amount of US$ 285.700.000 (two hundred and eighty five million seven hundred thousand United States dollars), proceed as per the details set forth in the appended Annex.

3)	That the purchase for a total amount of US$ 307.100.000. (Three hundred and seven million one hundred thousand United States dollars) be affected as per the details set forth in the appended Annex.

4)	Be it notified, etc.
Montevideo, November 13, 2006
The foregoing is a true translation of Resolution, dated November 13, 2006.

By:	/s/ Susana Díaz
	Name:	Susana Díaz
	Title:	Deputy Head of the General Secretariat of the Ministry of Economy and Finance

ANNEX — Resolution of Ministry of Economy and Finance
Date November 13, 2006

				Total Issued / Paid
				2022 Global	2036 Global	USD Cash
Coupon	Maturity	Currency	Total Accepted	Bonds	Bonds	Equiv

7,250%	2/15/11	USD	290.763.340	113.205.876	118.808.687	67.839.236
7,500%	3/15/15	USD	591.158.791	420.804.504	83.837.151	96.121.719
7,000%	4/7/08	USD	4.598.000	—	4.148.112	564.689

7,875%	11/18/08	USD	31.464.732	7.521.346	6.622.615	19.352.583
7,875%	3/25/09	USD	664.000	96.802	420.611	175.680
7,250%	5/4/09	USD	8.851.000	52.137	6.333.878	2.774.642

6,640%	7/2/09	USD	842.171	—	—	882.356
6,515%	1/2/10	USD	4.823.489	3.499.748	—	1.154.422
8,750%	6/22/10	USD	246.600	—	11.050	269.131

7,000%	6/28/11	EUR	8.494.000	873.023	62.118	10.915.352
8,375%	9/26/11	USD	28.701.931	13.034.771	10.744.186	6.752.444
7,625%	1/20/12	USD	1.543.000	986.005	68.159	540.051

7,000%	9/26/12	EUR	32.283.878	3.804.974	248.859	40.017.321
7,000%	4/1/13	USD	24.458.993	10.731.178	6.547.106	7.365.960
7,875%	3/25/14	USD	12.765.105	3.708.276	7.005.423	2.944.600

7,250%	5/4/14	USD	11.702.971	5.341.369	2.367.884	4.146.636
8,750%	6/22/15	USD	26.434.881	10.366.610	12.257.952	7.577.884
7,625%	1/20/17	USD	19.235.185	10.836.806	3.124.132	5.977.127

7,000%	6/28/19	EUR	33.666.096	—	15.362.538	31.692.905
7,875%	7/15/27	USD	7.070.000	—	7.696.724	—

Total				604.863.427	285.667.186	307.064.737